CHUANGRUN ADVERTISING

March 24, 2005
Action View (Far East) Ltd.
12/F Chuang’s City Tower
35-39 Morrision Hill Road
Causeway Bay, Hong Kong

Dear Sirs,

In reference to your attached installation schedule, this letter confirms the process for the advertising program that will be conducted by us regarding our present commitment for 150 Action View scrolling signs from Action View International (100 panorama and 50 double-sided bus stop signs).

To back-up this commitment, Chuangrun Advertising (HK) Limited has signed a contract with the Guangzhou airport to install 150 scrolling signs and to sell advertising on these signs. In addition, we have secured advertising commitments for the available advertising poster space on the signs for the next year which will be confirmed to us in the form of specific purchase orders from the Ad Agencies based on the installation schedule. We understand the continuous disclosure requirement of public companies, like Action View, and accordingly will forward copies of these purchase orders to you as soon as we receive them.

The advertising rates for each advertisement poster are as follows:
i.	on the 100 panorama signs (3 advertisement posters per sign) RMB 128,000 per sign per month

ii.	on the 50 of 4 x 6 free-standing double-sided bus station signs RMB 120,000 per sign per month

If there are any changes to your installation schedule please inform us one week prior to installation.

We look forward to working with you on this very important piece of business for both of our companies.

Yours truly,

“Company Chop / Seal”

President
Chuangrun Advertising (HK) Limited